Exhibit 99.1
News
CapitalSource Inc.
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS FIRST QUARTER 2009 RESULTS
•	Net Loss of $0.36 Per Share; Negatively Affected By the Convertible Debt for Equity Exchange Though Exchange Resulted in an Increase to Book Equity
•	Charge-offs of $124 Million and a $155 Million Addition to Provision — Substantially Reduced from 4Q Levels
•	Approximately $200 Million of New Loans Funded at CapitalSource Bank
•	CapitalSource Bank Total Risk-Based Capital Ratio of 17.24% and Tangible Common Equity to Tangible Assets Ratio of 13.12%
•	CapitalSource Inc. Tangible Common Equity to Tangible Assets Ratio of 16.85%
Chevy Chase, Md., May 7, 2009 — CapitalSource Inc. (NYSE: CSE) today announced financial results for the first quarter of 2009. GAAP net loss for the quarter was $104 million, or $0.36 per diluted share, compared to a net loss of $301 million, or $1.09 per diluted share in the prior quarter and net income of $5.2 million, or $0.02 per diluted share in the first quarter of 2008.
“During the first quarter we took several steps to streamline our business, grow CapitalSource Bank, and prudently manage liquidity and credit while continuing to make loans to small and mid-sized borrowers seeking capital in a severely capital constrained market,” said John K. Delaney, CapitalSource Chairman and CEO. “Credit performance remains an area of intense focus, so we were pleased to see certain components of our loan portfolio stabilize this quarter. Charge-offs and additions to provision levels were substantially lower than the prior quarter, and our capital levels at the parent company and at CapitalSource Bank continue to be very strong, significantly exceeding regulatory requirements at CapitalSource Bank. While today’s economy creates attractive lending opportunities, our outlook remains cautious as this environment also causes significant portfolio stress,” added Delaney.

“Our capital position is strong and liquidity remains adequate to meet anticipated needs. In the first quarter, we redeemed $118.5 million of convertible bonds for cash and reduced the commitment on our syndicated facility by $75 million. Earlier this week, we further reduced the commitment by an additional $25 million,” commented CapitalSource Chief Financial Officer Donald F. Cole.  “The recently announced renewal of our CS Funding VII credit facility for a three-year term, with up to $50 million of capacity for unfunded commitments, represents significant progress toward our goal of match funding as closely as possible the remaining portion of our portfolio that is not currently match funded. We expect ongoing discussions with our lenders regarding our other credit facilities which mature in 2009 to be similarly concluded in the next few weeks,” added Cole.
“We continue to see excellent opportunities to make high quality loans with tight structures and substantial yields at CapitalSource Bank,” commented Tad Lowrey, President and CEO of CapitalSource Bank. “With a tangible common equity to tangible assets ratio in excess of 13% and over $1.1 billion of balance sheet liquidity, we are well positioned to continue growing our middle-market lending franchise,” concluded Lowrey.
Segment Reporting
•	Effective January 1, 2009, the Company has revised its reportable segments to better represent the way it manages its business and will also separately present an intercompany eliminations category to more clearly identify activity among the new segments. The three segments are:
•	CapitalSource Bank — the Company’s commercial lending and banking activities conducted in CapitalSource Bank.

•	Other Commercial Finance — the Company’s legacy commercial lending activities outside of CapitalSource Bank and legacy residential mortgage business activities (previously held for REIT compliance purposes).

•	Healthcare Net Lease — the Company’s direct real estate investments.
CapitalSource Bank Segment
•	Commercial loans, including accrued interest, increased to $2.9 billion from $2.7 billion at the end of the prior quarter. There were approximately $200 million of new loans funded at CapitalSource Bank during the quarter. Unfunded commitments totaled $695 million at the end of the quarter.
•	The “A” Participation Interest balance, net was $1.1 billion at the end of the quarter, reflecting principal repayments of $330 million, partially offset by discount accretion of $11 million. At the end of the quarter, the “A” Participation Interest represented 27% of the total underlying loan and property balances, a decrease from 32% at the end of the prior quarter and 38% at acquisition in July 2008. Under the “A” Participation Interest structure, the Company receives 70% of all principal collections on the underlying loans and properties. Payments on the “A” Participation Interest are current and the Company’s position remains well secured by the total underlying collateral pool, which was $4.1 billion at the end of the quarter. Management expects the “A” Participation Interest will be paid off in 2010.
•	Cash and cash equivalents totaled $616 million at the end of the quarter, a decrease from $1.2 billion at the end of the prior quarter. The decrease was primarily due to redeployment of low yielding, short-term investments into higher yielding AAA-rated investment and mortgage-backed securities, available-for-sale.

•	Investment and mortgage-backed securities, available-for-sale, which consist primarily of investments in Agency discount notes, Agency and Non-Agency MBS, were $1.0 billion at the end of the quarter, an increase from $643 million at the end of the prior quarter due to the purchase of $213 million of discount notes and $154 million of Non-Agency MBS.
•	Investment and mortgage-backed securities, held-to-maturity consisted of $92 million AAA-rated CMBS at the end of the quarter, of which $76 million was purchased during the quarter with a yield of 15.34%. CapitalSource Bank focuses on the most senior CMBS tranches, with substantial cash defeasance securing the bond and applies its normal loan underwriting process.
•	Deposits were $4.7 billion at the end of the quarter, a decrease of $317 million from the prior quarter, primarily due to reduced rates offered at CapitalSource Bank for certificates of deposit.
•	Interest income was $73 million for the quarter, a decrease of $12 million from the prior quarter primarily due to a decrease in the principal balance of the “A” Participation Interest and a significant decrease in one-month LIBOR.
•	Net finance margin for the quarter was 2.69% compared to 2.51% in the prior quarter, due to the yield on assets declining slightly less than the cost of funds.
•	Yield on average interest earning assets was 5.35% for the quarter, a decrease of 11 basis points from the prior quarter primarily due to a decrease in the LIBOR based interest earned on the “A” Participation Interest. Excluding the “A” Participation Interest, yield was 5.26% for the quarter compared to 4.80% for the prior quarter.
•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 3.16% for the quarter compared to 3.49% in the prior quarter. The cost of FHLB borrowings was 2.07% during the quarter. The cost of deposits was 3.16% at quarter end, a decrease of 33 basis points from the prior quarter end primarily due to substantial reductions in deposit rates offered by CapitalSource Bank.
•	Non-interest income was $10 million for the quarter, consisting primarily of $8 million of loan servicing fee income earned by servicing loans for the parent company. Non-interest income in the prior quarter was $8 million.
•	Total operating expenses were $24 million in the quarter, consistent with the prior quarter. During the quarter, $2 million of loan sourcing expense was paid to the parent company.
•	Operating expenses as a percentage of average total assets were 1.62%, an increase of 4 basis points from the prior quarter, primarily due to a decline in assets. The efficiency ratio for the quarter declined to 48.88% from 53.31% in the prior quarter, primarily due to an increase in non-interest income.
•	Total Risk-Based Capital Ratio was 17.24% at the end of the quarter compared to 17.44% at the end of the prior quarter.
•	Tier 1 Capital Ratio at the end of the quarter was 15.99% compared to 16.30% at the end of the prior quarter.

•	Tangible Common Equity to Tangible Assets for the quarter was 13.12% compared to 12.45% for the prior quarter.
Other Commercial Finance Segment
•	Total commercial loans and loans held for sale, including accrued interest, were $6.4 billion at the end of the quarter, a decrease from $6.8 billion at the end of the prior quarter, primarily due to normal loan repayments and charge-offs.
•	Cash and cash equivalents totaled $148 million at the end of the quarter, an increase from $115 million at the end of the prior quarter.
•	Restricted cash was $143 million at the end of the quarter, a decrease from $387 million at the end of the prior quarter. The decrease was primarily due to the maturity of $200 million of discount notes.
•	Interest income was $151 million for the quarter, a decrease of $38 million from the prior quarter primarily due to the decrease in average interest rates and the sale of Agency MBS in January. Excluding the legacy residential mortgage portfolio, interest income was $120 million for the quarter, compared to $145 million in the prior quarter.
•	Yield on average interest-earning assets was 8.33% for the quarter, an increase of 47 basis points from the prior quarter primarily due to the sale of Agency MBS which had a lower average weighted interest rate yield. Excluding the legacy residential mortgage portfolio, yield on average interest-earnings assets would have been 9.03% for the quarter.
•	Loan yield was 9.62% for the quarter, a decrease of 62 basis points from the prior quarter primarily due to the effect of lower market interest rates. Lending spread to average one-month LIBOR for the quarter increased to 6.48%, compared to 4.61% in the prior quarter.
•	Prepayment-related fee income on loans was $7 million for the quarter, an increase from $4 million in the prior quarter. Prepayment-related fee income contributed 48 basis points to yield.
•	Cost of funds was 4.25% for the quarter, a decrease of 64 basis points from the prior quarter primarily due to the lower interest rate environment. Funding spread to average one-month LIBOR increased 109 basis points to 3.79% primarily due to higher credit facility costs.
•	Total operating expenses were $56 million in the quarter, a decrease from $67 million in the prior quarter primarily due to a decrease in compensation and benefits and professional fees.
•	Operating expenses as a percentage of average total assets were 2.25% for the quarter, unchanged from the prior quarter.
Healthcare Net Lease Segment
•	Direct real estate investments, net were $975 million at the end of the quarter, a decrease of $15 million from the prior quarter, primarily due to depreciation and the sale of two properties during the quarter.
•	Operating lease income was $28 million, which was relatively flat from the prior quarter.

•	Two properties were sold during the quarter to the property operator at a 10% capitalization rate of the underlying lease payments. The total gain associated with the sales was $1.4 million.
Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale, the commercial real estate “A” Participation Interest and related accrued interest) were $10.5 billion at the end of the quarter compared to $10.9 billion at the end of the prior quarter. The decrease was primarily due to a $330 million net reduction in the “A” Participation Interest, loan repayments and charge-offs, partially offset by approximately $200 million of new loans funded at CapitalSource Bank during the quarter.
•	Total commercial assets (including loans, loans held for sale, the commercial real estate “A” Participation Interest, direct real estate investments and related accrued interest) were $11.4 billion at the end of the quarter compared to $11.9 billion at the end of the prior quarter.
Credit
•	Non-accruals as a percentage of commercial lending assets were 5.88%, an increase of 185 basis points from the prior quarter. The CapitalSource Bank segment had $23 million in non-accruals equal to 0.58% of commercial lending assets at the end of the quarter.
•	Loans 30-89 days delinquent, as a percentage of commercial lending assets, were 1.21% a decrease of 154 basis points from the previous quarter. The CapitalSource Bank segment did not have any loans 30-89 days delinquent at the end of the quarter.
•	Loans 90 or more days delinquent, as a percentage of commercial lending assets, were 2.79%, an increase of 149 basis points from the prior quarter. The CapitalSource Bank segment did not have any loans 90 or more days delinquent at the end of the quarter.
•	Net charge-offs were $124 million, a decrease of $60 million from the prior quarter. As a percentage of average commercial lending assets, net charge-offs for the trailing 12 months were 395 basis points. The CapitalSource Bank segment had $10 million in charge-offs in the quarter.
•	Provision for loan losses was $155 million for the quarter, a decrease of $290 million from the prior quarter. The CapitalSource Bank segment added $25 million to its provision for loan losses in the quarter.
•	Allowance for loan losses was $445 million at the end of the quarter, a net increase of $21 million from the prior quarter. As a percentage of commercial lending assets, the overall allowance for loan losses was 4.26%, an increase of 37 basis points from the prior quarter. The CapitalSource Bank segment allowance for loan losses increased from $56 million to $71 million. As a percentage of commercial lending assets in the CapitalSource Bank segment at the end of the quarter, the allowance for the CapitalSource Bank segment was 1.76% compared to 1.35% at the end of the prior quarter. Excluding the “A” Participation Interest, the allowance for loan loss as a percentage of loans in the CapitalSource Bank segment was 2.41% at the end of the quarter compared to 2.05% at the end of the prior quarter.

Other Income
•	Loss on investments, net was $16 million for the quarter, compared to $40 million in the prior quarter, primarily due to a $13 million impairment on our available-for-sale securities, write-downs on certain cost-based investments and disposition of certain equity investments required to satisfy the FDIC Order approving the formation of CapitalSource Bank, partially offset by realized gains on sales and dividends received.
•	Loss on derivatives was $0.7 million for the quarter, compared to a $21 million loss in the prior quarter, primarily due to an unrealized loss resulting from mark-to-market decreases in the value of “pay fixed” swaps used to hedge interest rate risk between our fixed-rate loans and floating-rate debt where we do not employ hedge accounting, partially offset by realized and unrealized gains on swaps and forward exchange contract derivatives.
•	Gain / loss on the residential mortgage investment portfolio, net was a $15 million gain for the quarter compared to a loss of $30 million in the prior quarter, primarily due to the net gain associated with the sale of Agency RMBS.
•	Loss on debt extinguishment was $57 million for the quarter compared to a loss of $24 million in the prior quarter primarily due to the convertible debt exchange during the quarter.
•	Other income/loss, net was a $15 million loss for the quarter compared to a $32 million loss for the prior quarter primarily due to REO-related losses, partially offset by foreign currency exchange gains.
Book Value
•	Book value per share was $9.33 at the end of the quarter compared to $10.01 at the end of the prior quarter, primarily due to the issuance of shares in the quarter related to the convertible debt exchange and the current quarter GAAP loss, partially offset by an increase to book equity from the debt exchange of $61.1 million. Total shareholder equity remained unchanged from the prior quarter at $2.8 billion, but the share issuance negatively impacted book value per share by $0.64.
•	Tangible book value per share at the end of the quarter was $8.70 compared to $9.34 at the end of prior quarter, primarily due to the issuance of shares in the quarter related to the convertible debt exchange and the current quarter GAAP loss, partially offset by an increase to book equity from the debt exchange of $61.1 million. Tangible equity remained unchanged from the prior quarter at $2.6 billion, but the share issuance negatively impacted tangible book value per share by $0.60.
Subsequent Events
•	On April 22 the Company announced the renewal of its CS Funding VII secured credit facility for a three-year term, with a total commitment of $235 million. This facility currently has an outstanding balance of approximately $184 million. The Company can continue to draw under the facility for the first year to fund certain unfunded commitments, after which CS Funding VII will amortize through the remainder of its two-year amortization period.
Share Count
•	Weighted average dilutive shares outstanding were 290.1 million shares for the quarter, compared to 277.2 million shares for the prior quarter, primarily due to the issuance of 19.8 million shares in February for the convertible debt exchange. Total outstanding shares at March 31, 2009 were 302.1 million.

Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on March 31, 2009 to common shareholders of record on March 23, 2009.
New Accounting Pronouncement Adopted
•	In May 2008, the Financial Accounting Standards Board issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion and specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is applicable to our convertible debt and we adopted it on January 1, 2009 and have applied its provisions retrospectively to prior periods. As a result, certain amounts in prior period consolidated financial statements have been revised to conform to the provisions of FSP APB 14-1.
A conference call to discuss the results will be hosted on Thursday, May 7, 2009 at 8:00 a.m. EDT. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with passcode 7812746. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 noon EDT May 7, 2009 through May 22, 2009. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with passcode 430342. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
A transcript of the earnings conference call will also be posted to the Investor Relations section of the CapitalSource website on May 7, 2009.
Supplemental financial tables and a slide presentation that will be referred to on the conference call will be posted to the Investor Relations homepage of the CapitalSource website prior to the call at the following address: http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of March 31, 2009, CapitalSource had total commercial assets of $11.4 billion and $4.7 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about growing our business, our outlook for the U.S. economy and its impact on our borrowers and business, our expectations regarding future losses and loan loss provisions, our liquidity and capital levels, the performance and payment of the “A” Participation Interest, our intentions with respect to our reporting segments, match funding our portfolio, discussions with our lenders and our credit facilities, all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions; continued or worsening disruptions in the economy and credit and other markets; movements in interest rates and lending spreads; our ability to successfully and cost effectively operate CapitalSource Bank; competitive and other market pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; changes in tax laws or regulations affecting our business; and other factors described in CapitalSource’s 2008 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.